Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 26, 2018	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2018

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2018.

The Company’s revenues for the second quarter of 2018 increased 2.3% to $44,133,000 compared with $43,141,000 for the second quarter of 2017.  Gaming revenues were $33,895,000 compared to $33,227,000 for the second quarter of last year.

Occupancy levels in the Dover Downs Hotel were approximately 85% for the second quarter of both years.

General and administrative, depreciation and interest expenses were each fairly consistent with the second quarter of 2017.

Net earnings were $153,000 compared with $33,000 for the second quarter of 2017.  Earnings per diluted share were $.00 for the second quarter of each year.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “I want to take this opportunity to thank the Legislature and the Administration for listening to the needs of the casino industry in Delaware.  The modification to the gaming tax structure will help us going forward as we continue to improve our performance in this intensely competitive market.”

As previously announced, the Company has entered into a definitive merger agreement with Twin River Worldwide Holdings, Inc.  The merger contemplates that Dover Downs stockholders will exchange their Dover Downs stock for Twin River common shares representing 7.225% of the equity in the combined company at closing.  Please see the press release of July 22, 2018 and the Form 8-K filed on July 23, 2018 for more information.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region.  Gaming operations consist of approximately 2,200 slots, a full complement of table games, including poker, and a newly expanded race and sports book taking single game wagers on professional and college sports.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017 *	2018	2017 *
Revenues:
Gaming	$33,895	$33,227	$68,029	$68,533
Other operating	10,238	9,914	19,263	18,620
	44,133	43,141	87,292	87,153
Expenses:
Gaming	32,730	32,115	65,565	65,981
Other operating	7,655	7,425	14,689	14,262
General and administrative	1,342	1,333	2,727	2,708
Depreciation	2,050	2,086	4,190	4,032
	43,777	42,959	87,171	86,983

Operating earnings	356	182	121	170

Interest expense	(199)	(208)	(408)	(417)
Other income	84	44	167	88

Earnings (loss) before income taxes	241	18	(120)	(159)

Income tax (expense) benefit	(88)	15	—	(4)

Net earnings (loss)	$153	$33	$(120)	$(163)

Net earnings (loss) per common share:
- Basic	$—	$—	$—	$(0.01)
- Diluted	$—	$—	$—	$(0.01)

Weighted average shares outstanding:
- Basic	32,447	32,322	32,445	32,321
- Diluted	32,447	32,322	32,445	32,321

*                 Prior-period information has been restated for the adoption of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, and ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2018	2017 *
ASSETS

Current assets:
Cash	$10,837	$10,714
Accounts receivable	3,013	3,557
Due from State of Delaware	4,794	5,720
Inventories	1,932	1,928
Prepaid expenses and other	2,847	2,840
Receivable from Dover Motorsports, Inc.	19	7
Income taxes receivable	317	318
Total current assets	23,759	25,084

Property and equipment, net	131,835	134,527
Other assets	370	564
Deferred income taxes	1,765	1,786
Total assets	$157,729	$161,961

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,949	$2,571
Purses due horsemen	4,799	5,814
Accrued liabilities	7,499	8,111
Deferred credits	122	49
Contract liabilities	3,971	3,724
Revolving line of credit	18,000	19,900
Total current liabilities	36,340	40,169

Liability for pension benefits	7,080	7,483
Total liabilities	43,420	47,652

Stockholders’ equity:
Common stock	1,841	1,827
Class A common stock	1,487	1,487
Additional paid-in capital	5,924	5,877
Retained earnings	109,731	109,817
Accumulated other comprehensive loss	(4,674)	(4,699)
Total stockholders’ equity	114,309	114,309
Total liabilities and stockholders’ equity	$157,729	$161,961

*                 Prior-period information has been restated for the adoption of ASU No. 2014-09,
Revenue from Contracts with Customers, which we adopted on January 1, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017 *

Operating activities:
Net loss	$(120)	$(163)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,190	4,032
Amortization of credit facility origination fees	20	26
Stock-based compensation	135	186
Deferred income taxes	(2)	(171)
Losses on equity investments	2	—
Changes in assets and liabilities:
Accounts receivable	544	1,113
Due from State of Delaware	926	3,458
Inventories	(4)	(277)
Prepaid expenses and other	(12)	(389)
Receivable from Dover Motorsports, Inc.	(12)	(26)
Income taxes receivable	1	124
Accounts payable	(547)	(687)
Purses due horsemen	(1,015)	(3,782)
Accrued liabilities	(612)	(1,534)
Deferred credits	73	131
Contract liabilities	247	449
Liability for pension benefits	(321)	(199)
Net cash provided by operating activities	3,493	2,291

Investing activities:
Capital expenditures	(1,393)	(1,196)
Purchase of equity investments	(21)	(40)
Proceeds from sale of equity investments	18	38
Net cash used in investing activities	(1,396)	(1,198)

Financing activities:
Borrowings from revolving line of credit	29,830	46,720
Repayments of revolving line of credit	(31,730)	(48,970)
Repurchase of common stock	(74)	(74)
Net cash used in financing activities	(1,974)	(2,324)

Net increase (decrease) in cash	123	(1,231)
Cash, beginning of period	10,714	11,677
Cash, end of period	$10,837	$10,446

*                 Prior-period information has been restated for the adoption of ASU No. 2014-09,

Revenue from Contracts with Customers, which we adopted on January 1, 2018.